AUTHORIZATION CARD


Registrar and Transfer Company
Dividend Reinvestment Plans
10 Commerce Drive
Cranford, NJ 07016

Gentlemen:

This shall serve as notice of my intent to participate in the Sussex Bancorp Dividend Reinvestment Plan with Optional Cash Investment (the "Plan"). You are hereby authorized to enroll me in the Dividend Reinvestment Component and take possession of any and all dividends paid on shares of Sussex Bancorp common stock (the "Common Stock") to which I may be entitled and to use such dividends in accordance with the terms of the Plan.

You are also hereby authorized to enroll me in the Optional Cash Investment Component of the Plan (check here to authorize enrollment_______) which provides for voluntary cash payments, in amounts of at least $100 but no more than $3,000, on a quarterly basis to purchase additional shares of Common Stock.

I acknowledge receipt of the Plan, confirm that I have read the Plan, and understand that I am bound by the terms and conditions of the Plan.

                                                               Dated:___________

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Shareholder Name (as it appears
on registered Common Stock)


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Shareholder Signature


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Address


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Social Security No. or Taxpayer
Identification Number


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Area Code - Telephone No.